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                                                                     EXHIBIT 5.1


            [BROWNSTEIN HYATT FARBER & STRICKLAND, P.C. LETTERHEAD]






                               December 15, 1997


Gart Sports Company
1000 Broadway
Denver, Colorado 80203

Ladies and Gentlemen:

         Gart Sports Company (the "Company") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-4 that relates to the issuance of up to 2,186,453 of the Company's Common Stock, par value $.001 per share (the "Shares")

                 We have examined such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

                 Based upon the foregoing, we are of the opinion that the Shares, when duly executed and delivered by the Company and issued in accordance with the Merger Agreement (as defined in the Registration Statement), will be validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement as it is proposed to be amended and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "Legal Matters."

                                      Very truly yours,




                                      BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.